UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2024

DRAGONFLY ENERGY HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Nevada	001-40730	85-1873463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1190 Trademark Drive #108 Reno, Nevada	89521
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 622-3448

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DFLI	The Nasdaq Capital Market
Redeemable warrants, exercisable for common stock at an exercise price of $11.50 per share, subject to adjustment	DFLIW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

License Agreement with Stryten

On July 29, 2024, Dragonfly Energy Corp. (“DFE”), a wholly-owned subsidiary of Dragonfly Energy Holdings Corp. (the “Company”) and Battle Born Battery Products, LLC (“Battle Born LLC”), a newly formed wholly-owned subsidiary of DFE, entered into a License Agreement (the “License Agreement”) with Stryten Energy LLC (“Stryten”). Pursuant to the License Agreement, Battle Born LLC granted Stryten an exclusive, worldwide license to use certain trademarks relating to the Company’s lithium-ion battery brand, Battle Born Batteries® (the “Licensed Trademarks”) for business-to-business sales of batteries to customers within the following markets: (i) automative, (ii) marine, (iii) powersports, (iv) lawn and garden, (v) golf cart, and (vi) military and defense (such industries, the “Stryten Market”). In exchange for the licensing rights, Stryten agreed to pay Battle Born LLC an initial licensing fee of five million dollars ($5,000,000) (the “Initial Licensing Fee”). The License Agreement provides for mid-single digit royalty payments based on net sales using the Licensed Trademarks, with a tiered structure reaching up to twenty-five million dollars ($25,000,000), at which point Stryten will be required to pay a nominal annual license fee. Additional fees will apply for battery design and contract manufacturing services outside of the License Agreement.

The License Agreement is perpetual in term, unless terminated by: (i) Battle Born LLC if Stryten fails to pay the royalty payments required by the License Agreement and such royalty payments remain unpaid thirty (30) days after notice of such overdue payments (provided that Battle Born LLC uses reasonable efforts to discuss such overdue payments with Stryten), or (ii) either party (x) if the other party materially breaches the License Agreement and fails to cure such material breach within thirty (30) days of notice of such breach, (y) upon the occurrence of certain bankruptcy-related events, or (z) under certain circumstances, if the aggregate royalty payments received by Battle Born LLC under the License Agreement are less than fifteen million dollars ($15,000,000) after five (5) years.

The License Agreement also contains customary representations, warranties and covenants, as well as customary provisions relating to indemnification, confidentiality and other matters.

Prior to and in connection with the License Agreement, on July 29, 2024, pursuant to a trademark transfer and license back agreement (the “Trademark Transfer Agreement”), DFE transferred all of its intellectual property rights in the Licensed Trademarks to Battle Born LLC and DFE licensed back from Battle Born LLC all rights in and to the Licensed Trademarks worldwide outside of the Stryten Market.

Term Loan Agreement Limited Waiver and Second Amendment

In connection with the License Agreement, on July 29, 2024, the Company, DFE and Battle Born LLC entered into a Limited Waiver, Consent and Second Amendment to Term Loan, Guarantee and Security Agreement (the “Amendment”) with the lenders (the “Lenders”) under the Company’s Term Loan, Guarantee and Security Agreement, dated as of October 7, 2022 (the “Loan Agreement”), and Alter Domus (US) LLC, as the agent to the Lenders (the “Agent”).

Pursuant to the Amendment, the Lenders (i) consented to the transactions contemplated by the License Agreement and the Trademark Transfer Agreement and (ii) agreed to waive the mandatory prepayment under the Loan Agreement that would have been due to the Lenders under the Loan Agreement upon Battle Born LLC’s receipt of the Initial Licensing Fee.

In connection with the Amendment, Battle Born LLC entered into a Joinder Agreement with the Lenders (the “Joinder”) whereby Battle Born LLC became a guarantor and credit party to the Loan Agreement.

Copies of the License Agreement, the Trademark Transfer Agreement, the Amendment and the Joinder will be filed as exhibits to an amendment to this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRAGONFLY ENERGY HOLDINGS CORP.

Date: July 30, 2024	By:	/s/ Denis Phares
	Name:	Denis Phares
	Title:	President, Chief Executive Officer and interim Chief Financial Officer